Exhibit 99.1

The TJX Companies, Inc. Reports Q2 FY21 Results; Reopened Stores and E-commerce Sites Around the World; Reports Second Quarter Sales of $6.7 Billion, Well Above Its Internal Plans; Generates Significant Cash Flow During the Quarter

  Reopened more than 4,500 stores worldwide and each of its online shopping websites
  Reported Q2 FY21 net sales of $6.7 billion, well above its internal plans
  Generated $3.4 billion of operating cash flow and ended Q2 FY21 with $6.6 billion of cash
  Q2 FY21 loss per share of ($.18)
  Paid off the $1 billion it drew down from its revolving credit facilities in March 2020

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 19, 2020--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended August 1, 2020. Net sales for the second quarter of Fiscal 2021 were $6.7 billion. Overall open-only comp store sales (defined below) were down 3% versus last year. Net loss for the second quarter was ($214) million and loss per share was ($.18). The Company’s second quarter results were negatively impacted by the temporary closure of its stores for nearly one third of the quarter due to the impact of the COVID-19 global pandemic. Further, the Company’s net loss per share includes tax expense, which was primarily driven by a tax-loss carryback benefit recorded in the first quarter and reversed in the second quarter due to better than expected results.

For the first half of Fiscal 2021, net sales were $11.1 billion. Net loss was ($1.1) billion and loss per share was ($.92). The Company’s first half Fiscal 2021 results were negatively impacted by the temporary closure of its stores for approximately 40% of the first half of the year due to the pandemic.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “It was so great to welcome back our Associates and loyal customers around the world this quarter. I am incredibly proud of the monumental effort of our Associates worldwide to reopen more than 4,500 stores in 9 countries, multiple distribution and fulfillment centers, and our e-commerce sites. Across our organization, our Associates worked tirelessly to help us operate safely in the current environment and bring our customers the excellent values we are known for. When we reopened, customer response to our values was beyond what we could have imagined.”

Mr. Hermann continued, “For the quarter, we were very pleased that both our top and bottom lines well exceeded our internal plans, despite our stores only being open for a little more than two thirds of the second quarter, and that our merchandise margin was excellent. Further, we saw especially strong sales at our HomeGoods and Homesense chains, as well as the home departments within our other chains, across geographies. Specifically, HomeGoods delivered double-digit, open-only comp store sales increases each month of the quarter. As to the future, we are confident that when more customers are comfortable with in-store shopping, we will be in a great position to continue gaining market share as we have for many years. We have been a trusted, value leader for more than 40 years, and we see a long runway of successful growth ahead for TJX.”

Business Update

More than 4,500 of the Company’s worldwide stores, and each of its online shopping websites, are now reopened. Globally, the Company has put in place practices to help protect the health and well-being of its Associates and customers, including social distancing protocols, access to personal protective equipment, enhanced cleaning efforts, and occupancy limits. Further, the Company has mandated that shoppers wear face coverings in its stores throughout the U.S. and Canada. In Europe and Australia, the Company is following regional governmental face covering requirements. The Company is very pleased with customer feedback it has received related to the new health and safety protocols in its stores.

The Company experienced very strong initial sales across all of its retail banners and countries upon reopening, some of which was due to pent-up consumer demand. Following the early wave of stronger than anticipated demand, the Company’s traffic and sales moderated as it moved through the second quarter and into the third quarter. The Company believes that this was due to a number of COVID-19-related factors, including the impact on consumer behavior and demand, and lighter inventories in its stores than it planned. The Company was not able to optimize the inventory flow back to its stores, particularly in Canada, due to supply chain and logistics challenges at both the Company and at some of its third-party affiliates as businesses ramped back up. The Company has put strategies in place to mitigate some of these inventory delays.

Financial Update

The Company ended the second quarter in a strong liquidity position with $6.6 billion of cash. During the second quarter, the Company generated $3.4 billion of operating cash flow and paid off the $1.0 billion it drew down from its revolving credit facilities in March 2020. At the beginning of the third quarter, the Company also increased its borrowing capacity under revolving credit facilities with a new $500 million facility, making a total of $1.5 billion available to the Company. The Company is in a strong financial position and will continue to be prudent with its expenses, capital spending, and shareholder distributions due to the current environment. The Company does not expect to declare a dividend in the third quarter of Fiscal 2021 and has suspended its share buyback program.

Open-Only Comp Store Sales

Due to the temporary closing of all its stores as a result of the COVID-19 global pandemic, the Company’s definition of comp store sales is not applicable this quarter. In order to provide a performance indicator for its stores as they reopen, the Company is temporarily reporting a new sales measure: open-only comp store sales. Open-only comp store sales includes stores initially classified as comp stores at the beginning of Fiscal 2021, and reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in the prior year.

Sales by Business Segment

The Company’s open-only comp store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter Open-Only Comp Store Sales[1,2]	Second Quarter Net Sales ($ in millions)[3,4]
		FY2021	FY2020

Marmaxx (U.S.)[5,6]	-6%	$3,959	$6,107
HomeGoods (U.S.)[7]	+20%	$1,236	$1,425
TJX Canada	-18%	$592	$967
TJX International (Europe & Australia)	-1%	$880	$1,283

TJX	-3%	$6,668	$9,782

1Open-only comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Open-only comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores.3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Q2 FY21 Inventory

Total inventories as of August 1, 2020, were $3.7 billion, compared with $5.1 billion at the end of the second quarter last year. The year-over-year decline in balance sheet inventory was due to a combination of factors. These included lower planned store inventory levels in the second quarter primarily to promote social distancing for Associates and customers, stronger than expected sales as stores reopened, and supply chain and logistics challenges at the Company and some of its third-party affiliates as operations ramped up. Overall product availability in the marketplace remains excellent. The Company is currently committed to inventory that is in-line with its sales plans, and has significantly increased its buying since the middle of July to support inventory flow. Further, the Company is flexing its buying towards the categories that have had the strongest demand upon reopening.

Outlook

For the third quarter, the Company is planning overall open-only comp store sales to decrease in the range of 10% to 20%. This is in-line with the sales trends it has seen since the middle of July and through August month-to-date. The Company’s wide sales plan range reflects the uncertainty of the current environment and the difficulty in forecasting the impact of the global pandemic on consumer behavior, demand and traffic, in addition to the anticipated slower back-to-school selling season. Due to this uncertainty, the Company does not believe it is currently able to provide meaningful further guidance and is not providing a financial outlook for Fiscal 2021 at this time.

Stores by Concept

During the second quarter ended August 1, 2020, the Company increased its store count by 12 stores to a total of 4,557 stores and increased square footage by 3% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,273	1,271	34.9	34.8
Marshalls	1,130	1,134	32.4	32.5
HomeGoods	814	818	18.9	19.0
Sierra	46	46	1.0	1.0
Homesense	34	34	0.9	0.9
In Canada:
Winners	279	279	7.6	7.6
HomeSense	139	141	3.2	3.2
Marshalls	100	102	2.7	2.7
In Europe:
T.K. Maxx	596	597	16.8	16.8
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	56	57	1.2	1.2

TJX	4,545	4,557	121.1	121.3

1Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.

2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of August 1, 2020, the end of the Company’s second quarter, the Company operated a total of 4,557 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,271 T.J. Maxx, 1,134 Marshalls, 818 HomeGoods, 46 Sierra, and 34 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 279 Winners, 141 HomeSense, and 102 Marshalls stores in Canada; 597 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 57 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fiscal 2021 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2021 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, August 26, 2020, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; economic conditions and consumer spending; the ongoing COVID-19 global pandemic and associated containment and remediation efforts; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; disproportionate impact of disruptions in the second half of the fiscal year; cash flow; inventory or asset loss; tax matters; real estate activities; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Net sales	$6,667,575	$9,781,596	$11,076,463	$19,059,181

Cost of sales, including buying and occupancy costs	5,174,490	7,026,057	9,588,955	13,663,942
Selling, general and administrative expenses	1,527,768	1,731,335	2,841,688	3,433,736
Interest expense, net	57,336	2,897	80,687	3,714

(Loss) income before income taxes	(92,019)	1,021,307	(1,434,867)	1,957,789
(Provision) benefit for income taxes	(122,201)	(262,345)	333,158	(498,649)

Net (loss) income	$(214,220)	$758,962	$(1,101,709)	$1,459,140

Diluted (loss) earnings per share	$(0.18)	$0.62	$(0.92)	$1.19

Cash dividends declared per share	$0.00	$0.230	$0.00	$0.460

Weighted average common shares – diluted	1,198,634	1,228,986	1,198,222	1,231,211

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	August 1, 2020	August 3, 2019

ASSETS
Current assets:
Cash and cash equivalents	$6,620.4	$2,186.4
Accounts receivable and other current assets	847.9	816.1
Merchandise inventories	3,744.1	5,087.0
Federal, state and foreign income taxes recoverable	305.6	179.1

Total current assets	11,518.0	8,268.6

Net property at cost	5,100.4	5,041.9

Operating lease right of use assets	9,063.9	8,944.3
Goodwill	97.1	95.9
Other assets	789.0	504.3

TOTAL ASSETS	$26,568.4	$22,855.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,422.1	$2,607.7
Accrued expenses and other current liabilities	2,884.8	2,639.3
Current portion of operating lease liabilities	1,591.1	1,353.7
Current portion of long-term debt	749.2	—

Total current liabilities	7,647.2	6,600.7

Other long-term liabilities	848.3	776.7
Non-current deferred income taxes, net	91.8	197.0
Long-term operating lease liabilities	7,875.2	7,742.9
Long-term debt	5,445.3	2,235.1

Shareholders’ equity	4,660.6	5,302.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,568.4	$22,855.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,101.7)	$1,459.1
Depreciation and amortization	439.5	427.8
Deferred income tax (benefit) provision	(88.6)	37.9
Share-based compensation	27.6	55.4
(Increase) in accounts receivable and other assets	(96.1)	(109.6)
Decrease (increase) in merchandise inventories	1,111.6	(560.4)
(Increase) in income taxes recoverable	(258.7)	(166.4)
(Decrease) in accounts payable	(240.4)	(6.8)
Increase (decrease) in accrued expenses and other liabilities	128.2	(230.3)
Increase in net operating lease liabilities	209.1	25.3
Other	66.3	(32.8)
Net cash provided by operating activities	196.8	899.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(309.9)	(578.0)
Purchase of investments	(19.4)	(19.0)
Sales and maturities of investments	10.5	9.4
Other	—	7.4
Net cash (used in) investing activities	(318.8)	(580.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash payments on revolving credit facilities	(1,000.0)	—
Proceeds from long-term debt	4,988.5	—
Cash payments for debt issuance expenses	(33.9)	—
Cash payments for repurchase of common stock	(201.5)	(699.8)
Cash dividends paid	(278.3)	(517.4)
Proceeds from issuance of common stock	59.5	102.5
Cash payments of employee tax withholdings for performance based stock awards	(21.8)	(23.3)
Net cash provided by (used in) financing activities	3,512.5	(1,138.0)

Effect of exchange rate changes on cash	13.1	(24.8)

Net increase (decrease) in cash and cash equivalents	3,403.6	(843.8)
Cash and cash equivalents at beginning of year	3,216.8	3,030.2

Cash and cash equivalents at end of period	$6,620.4	$2,186.4

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales:
In the United States:
Marmaxx	$3,959,340	$6,106,697	$6,657,119	$11,908,457
HomeGoods	1,235,973	1,424,836	1,995,838	2,821,701
TJX Canada	591,918	967,460	971,554	1,815,195
TJX International	880,344	1,282,603	1,451,952	2,513,828
Total net sales	$6,667,575	$9,781,596	$11,076,463	$19,059,181

Segment profit:
In the United States:
Marmaxx	$100,471	$855,199	$(609,198)	$1,651,192
HomeGoods	97,576	128,942	(56,127)	265,727
TJX Canada	21,965	118,217	(75,216)	215,249
TJX International	(131,262)	50,459	(389,879)	78,946
Total segment (loss) profit	88,750	1,152,817	(1,130,420)	2,211,114

General corporate expense	123,433	128,613	223,760	249,611
Interest expense, net	57,336	2,897	80,687	3,714
(Loss) income before income taxes	$(92,019)	$1,021,307	$(1,434,867)	$1,957,789

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  In December 2019, COVID-19 emerged and spread worldwide. The World Health Organization declared COVID-19 a pandemic in March 2020, resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantining of people who may have been exposed to the virus. In March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices. To date, nearly all of the Company’s worldwide stores and each of its online shopping websites have reopened. These and other factors have had and may continue to have a material impact on our business, results of operations, financial position and cash flows.
  In response to the COVID-19 pandemic and in an effort to further strengthen our financial position and to maintain financial liquidity and flexibility, in April 2020 the Company issued $4 billion in aggregate principal long-term debt, and in July 2020 paid off the $1.0 billion it had drawn down from its revolving credit facilities in March 2020. In August 2020, the Company increased its borrowing capacity under revolving credit facilities with a new $500 million facility, making a total of $1.5 billion available to the Company. The Company decided not to declare a dividend for the first half of Fiscal 2021, and at this time, does not expect to declare a dividend in the third quarter of Fiscal 2021.
  In March 2020, in connection with the actions taken related to the COVID-19 pandemic, the Company suspended its share repurchase program. Prior to the suspension of the program, TJX repurchased and retired 3.2 million shares of its common stock at a cost of $190 million on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases. In February 2020, the Company announced that its Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. As of August 1, 2020, the Company had approximately $3.0 billion available under this and previously announced stock repurchase programs.
  For the period ended August 1, 2020, as a result of the net loss for the quarter, all options have been excluded from the calculation of diluted earnings per share and therefore there was no difference in the weighted average number of common shares for basic and diluted loss per share as the effect of all potentially dilutive shares outstanding was anti-dilutive.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323